										EXHIBIT 4.1


                      YANKEE GAS SERVICES COMPANY
                          599 Research Parkway
                    Meriden, Connecticut 06450-1030
                        BOND PURCHASE AGREEMENT


                                              January 1, 1999

                Re:	$50,000,000 aggregate principal
                  amount of First Mortgage Bonds,
                     6.20% Series F, Due 2009
              To the Purchaser named in Schedule I
                     of this Agreement

Ladies and Gentlemen:

The undersigned, YANKEE GAS SERVICES COMPANY, a specially chartered Connecticut corporation (the Company), hereby agrees with you as follows:

SECTION 1.	ISSUANCE OF BONDS.

Section 1.1	Issue of Bonds and Security.  The Company has
duly authorized the issuance and delivery of $50,000,000 in aggregate principal amount of its First Mortgage Bonds, 6.20% Series F, Due 2009 (collectively, the Bonds), to be issued under and secured by that certain Indenture of Mortgage and Deed of Trust dated as of July 1, 1989 (the Original Indenture) by and between the Company and The Bank of New York (as successor to Fleet National Bank, formerly known as The Connecticut National
Bank), as Trustee (the Trustee), as supplemented and amended and as to be supplemented and amended by a Fifth Supplemental Indenture dated as of January 1, 1999, (the Supplemental Indenture) which will be substantially in the form attached hereto as Exhibit A, but with such changes therein, if any, as may be agreed upon by you and the Company, and will be entitled to the benefits thereof. The Original Indenture, as heretofore supplemented and amended including, without limitation, by the Supplemental Indenture, is hereinafter referred to as the Indenture. The terms of the Bonds shall be substantially as set forth in Exhibit A to the Supplemental Indenture and will be dated the date of issuance thereof; will be in the amount of $1,000,000 or any amount in excess thereof that is an integral multiple of $250,000 (except as may be necessary to reflect any principal amount not evenly divisible by $250,000 remaining after any partial redemption); will bear interest on the unpaid principal balance thereof from the date of the Bonds at the rate of 6.20% per annum, payable semiannually on the first day of February and August in each year, commencing on August 1, 1999, and when the principal amount thereof becomes due and payable; and will bear interest on overdue principal (including any optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at a rate equal to the lesser of (a) the highest rate allowed by applicable law or (b) the higher of (i) the Prime Rate or (ii) 7.20% per annum after the due date, whether by acceleration or otherwise, until paid; and will be expressed to mature on April 1, 2009. Interest on the Bonds shall be computed on the basis of a 360-day year of twelve 30-day months. The Bonds are not subject to prepayment or redemption prior to their expressed maturity date except on the terms and conditions and in the amounts and with the premium, if any, set forth in Section
2.03 of the Supplemental Indenture (Optional Redemption).

The Indenture creates and will create a first mortgage Lien on and a first security interest in the Property of the Company described therein as being subjected to the Lien thereof (excluding Excepted Property and subject to Permitted Encumbrances as therein defined), except such Property as may have been released from the Lien thereof in accordance with the terms thereof (such Property not so released being hereinafter defined as the Trust Estate).

The terms used in this Agreement and not defined at the point at which they are first used are defined in Section 8.1
(Definitions) hereof.

Section 1.2	Sale of Bonds.  The Company agrees to sell to
you, and, subject to the terms and conditions herein set forth, you agree to purchase from the Company, Bonds in the principal amount set forth opposite your name on Schedule I hereto on the Closing Date (as defined below) at a purchase price equal to 100% of the principal amount thereof. The Bonds will be sold and delivered at one closing to be held at the principal offices of Shipman & Goodwin LLP, One American Row, Hartford, Connecticut 06103-2819, at 10:00 a.m. Hartford, Connecticut time, on January 25, 1999, or such other date as shall be mutually agreed upon between you and the Company (the date and time for such closing being hereinafter referred to as the Closing Date). On the Closing Date, the Company will deliver to you one duly authenticated Bond (or such other number of Bonds in such denominations of not less than $1,000,000 as you may designate by notice prior to the Closing Date), dated the Closing Date, in the full principal amount of your purchase and registered in your name (or in such nominee name as you shall designate to the Company prior to the Closing Date), against payment to the Company by wire transfer of immediately available funds to the Company in the amount of the purchase price referred to above pursuant to wire transfer instructions set forth in Schedule V attached hereto.

Section 1.3	Purchase for Investment.  You represent and
warrant to the Company that (a) you are an Accredited Investor and (b) you are purchasing your Bonds for your own account for investment and not with a view to the distribution thereof, and that you have no present intention of distributing your Bonds or any part thereof; provided, however, that the disposition of your Property shall at all times be within your control and that your right at all times to sell or otherwise dispose of all or any part of your Bonds pursuant to applicable state securities laws and to an effective registration statement under the Securities Act or in accordance with an exemption from such registration available under the Securities Act shall not be prejudiced. You covenant and agree that you will only sell or otherwise dispose of all or any part of your Bonds in compliance with applicable federal and state securities laws and Section 1.4 (Restrictions on Transfer; Legend) of this Agreement. Your acquisition of your Bonds hereunder shall constitute a reaffirmation by you, as of the Closing Date, of your representations set forth in this
Section 1.3.

Section 1.4	Restrictions on Transfer; Legend.  The Bonds are
subject to restrictions on transfer as described in the private placement memorandum prepared by the Company and dated December 1998, (including the Exhibits thereto and the documents incorporated by reference therein, the Private Placement Memorandum) and the legend to be endorsed on each certificate for the Bonds. You covenant and agree when effecting resales of the Bonds pursuant to Rule 144A under the Securities Act to make offers and sales only to persons who you reasonably believe to be Qualified Institutional Buyers. The legend on the Bonds will be substantially in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE
SECURITIES ACT OF 1933 (THE 1933 ACT). THE HOLDER
HEREOF, BY PURCHASING THIS SECURITY, AGREES FOR THE
BENEFIT OF YANKEE GAS SERVICES COMPANY (THE
COMPANY) AND PRIOR HOLDERS THAT THIS SECURITY MAY
BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED
ONLY (1) TO THE COMPANY (UPON REDEMPTION THEREOF OR
OTHERWISE), (2) SO LONG AS THIS SECURITY IS ELIGIBLE
FOR RESALE PURSUANT TO RULE 144A, TO A PERSON WHO THE
SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL
BUYER, WITHIN THE MEANING OF RULE 144A UNDER THE 1933
ACT, IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE
144A, (3) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH
REGULATION S UNDER THE 1933 ACT, (4) PURSUANT TO AN
EXEMPTION FROM REGISTRATION IN ACCORDANCE WITH RULE 144
(IF AVAILABLE) UNDER THE 1933 ACT, (5) IN RELIANCE ON
ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF
THE 1933 ACT, SUBJECT TO THE RECEIPT BY THE COMPANY OF
AN OPINION OF COUNSEL TO THE EFFECT THAT SUCH TRANSFER
IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE
1933 ACT OR (6) PURSUANT TO AN EFFECTIVE REGISTRATION
STATEMENT UNDER THE 1933 ACT, SUBJECT (IN THE CASE OF
CLAUSES (2), (3), (4) AND (5)) TO THE RECEIPT BY THE
COMPANY OF A CERTIFICATION OF THE TRANSFEROR (WHICH, IN
THE CASE OF CLAUSE (4), MAY BE A COPY OF FORM 144 AS
FILED WITH THE SECURITIES AND EXCHANGE COMMISSION) TO
THE EFFECT THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE
1933 ACT, AND IN EACH CASE IN ACCORDANCE WITH ANY
APPLICABLE SECURITIES LAWS OF ANY JURISDICTION OF THE
UNITED STATES. THE HOLDER OF THIS SECURITY WILL, AND
EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY
PURCHASER OF THIS SECURITY FROM IT OF THE RESALE
RESTRICTIONS REFERRED TO HEREIN.

Section 1.5	Source of Funds; ERISA.  You further represent
and warrant that either: (a) no part of the funds to be used by you to purchase the Bonds constitutes assets allocated to any separate account maintained by you; or (b) no part of the funds to be used by you to purchase the Bonds constitutes assets allocated to any separate account maintained by you such that the application of such funds constitutes a prohibited transaction under Section 406 of ERISA; or (c) all or part of such funds constitute assets of one or more separate accounts maintained by you, and you have disclosed to the Company the names of such employee benefit plans, whose assets in such separate account or accounts exceed 10% of the total assets or are expected to exceed 10% of the total assets of such account or accounts as of the date of such purchase, and the Company has advised you in writing (and in making the representations set forth in this clause (c) you are relying on such advice) that the Company is not a party-in-interest nor are the Bonds employer securities with respect to the particular employee benefit plans disclosed to the Company by you as aforesaid (for the purpose of this clause (c), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan). As used in this Section 1.5, the terms separate account, "arty-in-interest,employer securities and employee benefit plan shall have the respective meanings assigned to them in ERISA.
If, as contemplated in the foregoing clause (c), you are purchasing Bonds for one or more separate accounts maintained by you, and if it is intended that any of such accounts shall be deemed to be a separate holder of the Bonds allocated to such account, you have identified each such account in Schedule I and the principal amount of Bonds allocated to each such account, and the Company acknowledges and agrees that for all purposes of this Agreement, each such account shall be deemed to be a separate holder of the Bonds allocated to such account as aforesaid.

Section 1.6	Ratification of Representations.  If an agent
signs this Agreement on your behalf, your acceptance of delivery of the Bonds shall be deemed a ratification of the representations and warranties of Section 1.3 and Section 1.5 of this Agreement and you acknowledge that you are in privity of contract with the Company.

SECTION 2.	REPRESENTATIONS AND WARRANTIES.

To induce you to enter into this Agreement and to purchase
the Bonds listed on Schedule I to this Agreement opposite your name, the Company warrants, represents and undertakes as follows:
Section 2.1	Subsidiaries.  The Company has no Subsidiaries.
Each of the Company's corporate or joint venture Affiliates and the nature of the affiliation are disclosed in the Private Placement Memorandum.

Section 2.2	Corporate Organization and Authority.  The
Company:

(a)	is a corporation duly organized, validly existing
and in good standing under the laws of the State of Connecticut;

(b)	has all requisite power and authority (corporate
and other) and all necessary licenses, permits and rights to own and operate its Properties and to carry on its business substantially as now conducted (except where the absence of any such license, permit, or right would not, individually or in the aggregate, have a material adverse effect on the Company's business, prospects, Properties or condition (financial or otherwise)); and

(c)	has no Properties and carries on no activities in
any jurisdiction which would require qualification, licensing or authorization to do business as a foreign corporation in such jurisdiction.

Section 2.3	Business, Property and Indebtedness.

(a)  Nature of Business; Properties.  The Private
Placement Memorandum, which previously has been delivered to you, correctly describes the general nature of the business and principal Properties of the Company.

(b)	Indebtedness.  Schedule II to this Agreement
correctly lists all outstanding Indebtedness for borrowed money (including, without limitation, purchase money obligations, capital leases and contingent liabilities under guarantees) of the Company as of September 30, 1998 (provided that short-term Indebtedness may be expressed as an aggregate amount).

(c)	Real Property.  The Company does not own or lease
real Property or operate a sales or business office (or both) or have any employees located in any jurisdiction other than the State of Connecticut.

Section 2.4	Financial Statements; Material Adverse Change
Clause.

(a) Financial Statements. The unaudited financial statements of the Company as of and for the period ended
September 30, 1998, contained in the Private Placement Memorandum have been prepared in accordance with generally accepted accounting principles consistently applied, and present fairly the financial position of the Company as of such date and the results of their operations for such period.

(b)	Material Adverse Change.  Since September 30, 1998,
there has been no change in the business, prospects, Properties or condition (financial or otherwise) of the Company, except changes in the ordinary course of business, none of which, either individually or in the aggregate, has been materially adverse.

Section 2.5	Full Disclosure.  The financial statements
referred to in Section 2.4 (Financial Statements; Material Adverse Change), as of their respective dates and for the periods presented, and the Private Placement Memorandum, as of the date hereof, do not, nor does this Agreement or any written statement furnished by or on behalf of the Company to you in connection with the negotiation of the sale of the Bonds, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact that the Company has not disclosed to you in writing that materially affects adversely nor, so far as the Company can now reasonably foresee, shall materially affect adversely the business, prospects, Properties or condition (financial or otherwise) of the Company or the ability of the Company to perform its obligations set forth in this Agreement, the Indenture or the Bonds.

Section 2.6	Pending Litigation.  There is no action at law,
suit in equity or other proceeding or investigation (whether or not purportedly on behalf of the Company) in any court or by or before any other governmental or public authority or agency or any arbitrator, or, to the best knowledge of the Company, threatened against, the Company or any of its Properties (including, without limitation, any such action, suit, proceeding or investigation relating to any action or omission of the Company) which, if determined adversely to the Company, involves the reasonable possibility of materially and adversely affecting the business, prospects, Properties or condition (financial or other) of the Company, or the ability of the Company to perform its obligations under this Agreement, the Indenture or the Bonds. To the best of its knowledge after due inquiry, the Company is not in default in any material respect with respect to any judgment, order, writ, injunction, rule or regulation or decree or demand of any court or other governmental or public authority or agency, or with respect to the award of any arbitrator.

Section 2.7	Title to Properties; Power of Eminent Domain.

(a) Title to Properties. The Trust Estate constitutes substantially all the Property of the Company, other than the Excepted Property (as defined in the Indenture). The Company has such title (or may obtain such title by the exercise of its power to condemn property) to its Property as is necessary to engage in its business, and substantially all such Property is in good repair, is properly maintained and is suitable for the use for which it is intended. All real Property that constitutes Trust Estate is located in the State of Connecticut. There is no outstanding Indebtedness of the Company or of any other Person for the purchase price or construction of, or for services, materials and supplies rendered or delivered in connection with the construction of, any Property, or for current operations, that has or could become the basis of a Lien prior to the Lien of the Indenture upon any portion or all of the Trust Estate, other than a Permitted Encumbrance.

(b)	Power of Eminent Domain.  The Company has the power
of eminent domain which it may exercise, subject to the requirements of law, in order to acquire any additional Property that is necessary for it to perform its responsibilities as a public service company.

Section 2.8	Leases.  The Company has the right to, and does,
enjoy peaceful and undisturbed possession under all material leases to which it is a party or under which it is operating.
All such leases are valid, subsisting and in full force and effect, and the Company is not in default under any such lease, and no event has occurred and is continuing, and no condition exists, that, after notice or the passage of time or both, could become a material default under any such lease. All material leases to which the Company is a party or under which the Company is operating are situated on real Property located in the State of Connecticut.

Section 2.9	Patents, Trademarks, Licenses, Etc.  The Company
holds all material franchises, patents, trademarks, service marks, trade names, copyrights, certificates, permits, licenses, rights-of-way, easements, consents and other rights, and holds, or holds in effect by acquiescence and is in compliance in all material respects with the terms of, all material franchises, patents, trademarks, service marks, trade names, and copyrights for its business and operations as currently conducted and (except for such franchises, patents, trademarks, service marks, trade names, copyrights, certificates, permits, licenses, rights-of-way, easements, consents and other rights as may be required to be obtained in the future) as currently proposed to be conducted, without, after due inquiry, any known conflicts with the rights of others, that either individually or in the aggregate could reasonably be expected to materially adversely affect or materially interfere with the operations of the Company's business.

Section 2.10	Sale is Legal and Authorized; Bonds are
Enforceable.

(a) Sale is Legal and Authorized. Each of the sale of the Bonds by the Company and compliance by the Company with all of the provisions of this Agreement, the Indenture and the Bonds;

	(i)	is within the corporate powers of the Company;
and

	(ii)	is legal and does not conflict with, result in
any breach of any of the provisions of, constitute a default under, or result in the creation of any Lien (other than the Lien created by the Indenture) upon any Property of the Company under the provisions of any agreement, charter instrument, bylaw or other instrument to which it is a party or by which it or any of its Property may be bound.

(b)	Bonds are Enforceable.  The obligations of the
Company under this Agreement, the Indenture and the Bonds have been duly authorized by proper corporate action on the part of the Company (no action by the shareholders of the Company being required by law, any charter instrument or bylaws of the Company or otherwise), and this Agreement, the Indenture and the Bonds have been executed and delivered by the Company and are valid, binding and enforceable in accordance with the terms of this Agreement, the Indenture and the Bonds, except to the extent limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws of general application relating to or affecting the enforcement of the rights of creditors or by equitable principles, whether considered in a proceeding in equity or at law.

Section 2.11	No Defaults.  No event has occurred and no
condition exists that, upon the issue of the Bonds, would constitute a Default or an Event of Default. The Company is not in violation in any respect of any term of any charter instrument or bylaw and is, to the best of its knowledge after due inquiry, not in violation in any material respect of any term in any agreement or other instrument to which it is a party or by which it or any of its Property may be bound.

Section 2.12	Regulation; Status under Holding Company Act;
Investment Company Act; and Foreign or Enemy Status. (a) The Company is subject to the jurisdiction of the DPUC and various other state, federal and local governmental departments and regulatory and environmental commissions, agencies, authorities and bodies with respect to its business operations. Neither the Company nor the Parent is directly subject to the jurisdiction of the FERC. The nature and extent of such regulation are generally described in the Private Placement Memorandum.

(b)	The Company is exempt from the requirements of the
Public Utility Holding Company Act of 1935 (except Section
9(a)(2) thereof) pursuant to Section 3(a)(1) thereof. The Parent has filed all necessary exemption statements with the SEC as of the date of this Agreement.

(c)	The Company is not, and is not directly or
indirectly controlled by, or acting on behalf of any Person that is, an investment company within the meaning of the Investment Company Act of 1940.

Section 2.13	Regulatory Approval Required.  Assuming the
Bonds are offered and sold as described in the Private Placement Memorandum and that the representations set forth in Section 1.3 (Purchase for Investment) of this Agreement are correct, no consent of, approval or authorization by, filing or registration with, or notice to any governmental or public authority or agency is required for the issuance, sale or delivery of the Bonds or the execution, delivery or performance of this Agreement or the Indenture by the Company, other than (a) the authorization of the DPUC, which authorization has been duly obtained, is in full force and effect, and has not been appealed, abrogated, modified, stayed or suspended and no subsequent appeal would, under applicable law, affect the validity or enforceability of the Bonds and (b) the recordings or filings, in respect of the Lien of the Indenture, required under the Indenture. The Company has furnished to your special counsel true, correct and complete copies of (i) said authorization and (ii) as requested by you, all applications, petitions, reports and other papers, and any amendments and supplements thereto (hereinafter in this Section
2.13 referred to collectively as applications), heretofore filed with or submitted to the DPUC by the Company in connection with its action to obtain said authorization. The applications did not contain, as of the respective dates of filing or submission thereof, any untrue or incorrect statements of material fact or omit to state any material fact necessary to make the statements contained therein not misleading. Prior to the Closing Date, the Company will furnish to your special counsel all subsequent applications, if any.

Section 2.14	Consents.  Neither the creation,
authorization, issuance or sale of the Bonds, nor the execution, delivery or performance of this Agreement or the Supplemental
Indenture, will require any vote, consent or approval in any manner of any creditor of, or investor in, the Company.

Section 2.15	Taxes.  All federal, state and other tax
returns of the Company required by law to be filed have been duly filed and all federal, state and other taxes, assessments, fees and other governmental charges upon the Company or upon any of its respective Properties or assets that are due and payable have been paid, other than those not yet delinquent and except for those being contested in good faith by appropriate proceedings. There are no material Liens on any Properties or assets of the Company imposed or arising as a result of the delinquent payment or nonpayment of any such tax, assessment, fee or other governmental charge. The charges, accruals and reserves on the books of the Company in respect of federal and state income taxes for all fiscal years since December 31, 1989, and in respect of other taxes for all outstanding periods, are adequate and the Company does not know of any additional assessments for such years or any basis therefor. There are no applicable taxes, fees or other governmental charges payable by the Company in connection with the execution and delivery of this Agreement or the offer, issuance, sale or delivery of the Bonds by the Company.

Section 2.16	Use of Proceeds; No Margin Regulation
Violation.

(a) Use of Proceeds. The net proceeds from the sale of the Bonds will be applied to and used to repay short term indebtedness and for other corporate purposes.

(b)	No Margin Regulation Violation.  The Company does
not own, directly or indirectly, and does not have the present intention of acquiring or owning, any margin stock (as such term is defined in Regulation G of the Board of Governors of the Federal Reserve System (12 C.F.R., Part 207, as amended)). The Company will not use any part of the proceeds from the sale of the Bonds, directly or indirectly, to purchase or carry
(within the meaning of said Regulation G) any security (as defined in Section 3(10) of the Exchange Act) or to reduce or retire any indebtedness originally incurred to purchase or carry any such security. None of the transactions contemplated by this Agreement (including, without limitation, the direct or indirect use of the proceeds from the sale of the Bonds) will violate or result in a violation of Section 7 of the Exchange Act or any regulations issued pursuant thereto, including, without limitation, said Regulation G, Regulation T (12 C.F.R., Part 220, as amended) and Regulation X (12 C.F.R.,
Part 224, as amended) of said Board of Governors.

Section 2.17	Private Offering.  Neither the Company nor
A.G. Edwards & Sons, Inc. (the only Person authorized or employed by the Company as agent, broker, dealer or otherwise in connection with the offering or sale of the Bonds or any similar Security of the Company) has offered any of the Bonds or any similar Security of the Company for sale to, or solicited offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser, other than you and 69 other institutional investors, each of whom was offered all or a portion of the Bonds at private sale for investment.

Section 2.18	Compliance with Law.  The Company:

(a)	is not, to the best of its knowledge after due
inquiry, in violation of any laws, ordinances or governmental rules or regulations to which it is subject, the violation of which, either individually or in the aggregate, could reasonably be expected to materially and adversely affect the business, prospects, Properties or condition (financial or other) of the Company, or

(b)	has not failed to obtain any licenses, permits,
franchises or other governmental authorizations necessary to the ownership of its Property or to the conduct of its business, which violation or failure could, either individually or in the aggregate, reasonably be expected to materially and adversely affect the business, prospects, Properties or condition (financial or other) of the Company.

Neither the execution, delivery or performance of this Agreement or the Supplemental Indenture, nor the performance of the Indenture, nor the offer, issuance, sale or delivery of the Bonds, will cause the Company to be in violation of any law or any order, rule or regulation of any federal, state, county, municipal or other governmental or public authority or agency having jurisdiction over the Company or over its Properties, or the award of any arbitrator.

Section 2.19	ERISA.  (a)  The Company has not, with
respect to any of the employee benefit plans established or maintained, or to which contributions have been made, by the Company (the Plans), engaged in a prohibited transaction that could subject the Company to a tax or penalty on prohibited transactions. No Plan that is subject to Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code had an accumulated funding deficiency, whether or not waived, as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof. No liability to the PBGC has been or is expected by the Company to be incurred by the Company with respect to any Plan. There has been no reportable event with respect to any Plan (including any Plan termination) since the effective date of
Section 4043 of ERISA for which a timely notice to the PBGC, not otherwise waived by the PBGC, was not furnished, and since such date no event or condition has occurred that presents a material risk of termination of any Plan by the PBGC. As of January 1, 1998, the most recent valuation date, the actuarially determined present value of all accrued benefits under each Plan that is subject to Part 3 of Subtitle B of Title I of ERISA did not exceed the then current value of the assets of the respective Plan allocable to such benefits. Insofar as the representations and warranties of the Company contained in the preceding sentences of this subsection (a) relate to any Plan that is a multiemployer plan, such representations and warranties are made to the best knowledge of the Company after due inquiry.

(b)	The execution and delivery of this Agreement and
the Supplemental Indenture, and the issuance and sale by the Company, and the purchase by you hereunder, of the Bonds, will not involve any prohibited transaction. This representation and warranty is made in reliance on your representations in Section
1.5 (Source of Funds; ERISA) hereof as to the source of the funds for your purchase of the Bonds. The Private Placement Memorandum discloses all employee benefit plans with respect to which the Company is a party in interest or with respect to which any of the securities of the Company are employer securities.
If, at any time before the Closing Date, the Company becomes a party in interest with respect to any other employee benefit plan or if its securities become employer securities with respect to any such employee benefit plan, then the Company will notify you in writing of any such employee benefit plan within 15 days after it becomes a party in interest or its securities become employer securities with respect to any such employee benefit plan (but in any event not later than the Closing Date).

(c)	As used in this Section 2.19, the terms accrued
benefits, employee benefit plans, and party in interest shall have the respective meanings assigned to such terms in
Section 3 of ERISA; the term accumulated funding deficiency shall have the meaning assigned to such term in Section 302 of ERISA and Section 412 of the Code; the term employer security shall have the meaning assigned to it in Section 407(d)(1) of ERISA; the term multiemployer plan shall have the meaning assigned to such term in Section 4001 of ERISA; the term prohibited transaction shall have the meaning assigned to such term in Section 4975 of the Code and Section 406 of ERISA; and the term "reportable event" shall have the meaning assigned to such term in Section 4043 of ERISA.

Section 2.20	MGP Sites.  The Company has conducted a
thorough investigation of all MGP Sites currently owned by it for which it could accrue liabilities or have responsibilities pursuant to Environmental Laws. The scope of its investigation included all real Properties (i) for which the Company, to its knowledge as of the date hereof, has responsibilities pursuant to the Environmental Liability Sharing and Indemnity Agreement, dated July 1, 1989, between the Company and Connecticut Light & Power Company, and (ii) set forth in Schedule III (hereafter, the Disclosed MGP Sites). As of the date hereof, the Company knows of no MGP Sites other than the Disclosed MGP Sites for which it could accrue liabilities or have responsibilities pursuant to Environmental Laws. Based upon the present knowledge of the Company, the Company does not believe that the Disclosed MGP Sites, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the business, prospects, Properties or conditions (financial or otherwise) of the Company.

Section 2.21	Application of Other Laws.  The issuance and
purchase of the Bonds and the security interest granted by the Indenture and contemplated by this Agreement, are not subject to the provisions of Connecticut's Hazardous Waste Establishment Law, Conn. Gen. Stat. 22a-134 et seq.

Section 2.22	Compliance with Environmental Laws.  The
Company is not in violation of applicable Environmental Laws, which violation could reasonably be expected to have a material adverse effect on the business, prospects, Properties or condition (financial or otherwise) of the Company. The Company has not received notification from any party that the Company has any liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C.
Section 9601 et seq.), or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.).

SECTION 3.	CONDITIONS OF OBLIGATION TO PURCHASE BONDS.

Your obligation to purchase and pay for the Bonds to be purchased by you on the Closing Date shall be subject to the satisfaction, prior to or concurrently with such purchase and payment, of the following conditions:

Section 3.1	Opinion of Your Special Counsel.  You shall have
received from Winthrop, Stimson, Putnam & Roberts, who are acting as special counsel for you in connection with the transactions contemplated by this Agreement, an opinion, dated the Closing Date, in form and substance satisfactory to you, to the effect specified in Schedule IV-A hereof.

Section 3.2	Opinions of Counsel for the Company.  You shall
have received from Shipman & Goodwin LLP, counsel for the Company, and Mary J. Healey, Esq., Secretary and General Counsel of the Company, opinions, each dated the Closing Date in form and substance satisfactory to you and your special counsel, to the effect specified in Schedule IV-B and Schedule IV-C, respectively, hereof.

Section 3.3	Opinion of Counsel for the Trustee.  You shall
have received from Gould & Wilkie, counsel for the Trustee, an opinion, dated the Closing Date, in form and substance satisfactory to you and your special counsel, to the effect specified in Schedule IV-D hereof.

Section 3.4	Letter of Acknowledgment.  You shall have
received a letter from, or acknowledged and accepted by, the Trustee, in form and substance reasonably satisfactory to you and your special counsel, acknowledging and accepting the terms of Sections 5.1 (Direct Payment) and 5.3 (Indemnity for Destroyed, Lost, or Stolen Bonds) hereof.

Section 3.5	Documents Required by Indenture; Basis for
Authentication. The Company shall have furnished to the Trustee the resolutions, certificates and other instruments and cash, if any, required to be delivered prior to or upon the issuance of the Bonds pursuant to the provisions of the Indenture. The
Company shall have requested the Trustee to and the Trustee shall have authenticated the Bonds pursuant to Article Five (Authentication and Delivery of Additional Bonds) of the Indenture. The Company shall be able to comply with all other conditions with respect to the authentication of the Bonds imposed by the Indenture.

Section 3.6	Recordings.  On or prior to the Closing Date,
the Supplemental Indenture shall have been duly authorized, executed and delivered by the Company and the Trustee, substantially in the form of Exhibit A hereof (with such changes therein as shall be agreed upon by you and the Company), and shall be in full force and effect, and the Indenture (including the Supplemental Indenture) and all other documents, including, without limitation, Uniform Commercial Code financing statements (the Financing Statements) and lien certificates pursuant to
Section 49-5 of the Connecticut General Statutes, shall have been duly executed and properly recorded or filed in such manner and in each jurisdiction in which recording is required to establish the mortgage Lien and security interest created by the Indenture as a first mortgage Lien on and/or a first security interest in the Trust Estate, subject only to Permitted Encumbrances.

Section 3.7	Representations and Warranties True.  The
representations and warranties of the Company contained in
Section 2 (Representations and Warranties) hereof shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, and you shall have received an Officers'
Certificate, dated the Closing Date, to that effect.

Section 3.8	Performance of the Company's Obligations.  The
Company shall have performed all of its obligations to be performed hereunder and under the Indenture prior to or on the Closing Date and you shall have received an Officers'
Certificate, dated the Closing Date, to that effect.

Section 3.9	No Pending Proceedings.  The requisite
authorization of the DPUC referred to in Section 2.13 (Regulatory Approval Required) hereof shall be in full force and effect and shall not have been appealed, revoked, amended, stayed or suspended and there shall not be pending or, to the Company's best knowledge, contemplated any proceedings before or action of the DPUC to abrogate or modify such authorization, and you shall have received an Officers' Certificate, dated the Closing Date, to that effect. Such authorization shall be legally sufficient to authorize the offer, issuance, sale and delivery of the Bonds and the execution, delivery and performance of this Agreement and the Supplemental Indenture by the Company, and there can be no abrogation or modification of such authorization after the delivery of the Bonds that would invalidate the Bonds or alter, diminish or void the obligations of the Company under this Agreement, the Indenture or the Bonds.

Section 3.10	No Default.  No event shall have occurred,
and no condition shall exist, which shall constitute a Default, or, after notice or the passage of time or both, could become a Default, and you shall have received an Officers' Certificate, dated the Closing Date, to that effect.

Section 3.11	Legality.  The Bonds shall qualify as a legal
investment for life insurance companies under the provisions of the insurance law of any jurisdiction to which you are subject, without reference to any so-called basket clause of such laws
(or any clause that imposes limitations on particular investments, whether in the aggregate or individually), and you shall have received from the Company such information or evidence as you may reasonably request to enable you to determine whether such purchase is so permitted.

Section 3.12	Private Placement Number.  On or prior to the
Closing Date, your special counsel shall have duly made the appropriate filings with Standard & Poor's CUSIP Service Bureau, as agent for the National Association of Insurance Commissioners, in order to obtain a private placement number for the Bonds.

Section 3.13	Proceedings, Instruments, Etc.  All
proceedings and actions taken on or prior to the Closing Date in connection with the transactions contemplated by this Agreement, and all instruments incident thereto, shall be satisfactory in form and substance to you and your special counsel, and you and your special counsel shall have received copies of all such documents that you or they may reasonably have requested in connection with such proceedings, actions and transactions (including, without limitation, evidence of the correctness of representations and warranties contained herein and in the Supplemental Indenture, and evidence of compliance with the terms and the fulfillment of the conditions of this Agreement and the Indenture), in form and substance satisfactory to you and your special counsel.


SECTION 4.	EXPENSES.

Whether or not the Bonds are sold or this Agreement is terminated, the Company will pay, and will save you harmless against liability for, all costs and expenses relating to this Agreement, the Supplemental Indenture or the Bonds, to any modification, amendment or alteration of this Agreement, the Indenture or the Bonds (whether or not the same have become effective), or to any enforcement of this Agreement, the Indenture or the Bonds, including, without limitation:

(a)	the cost of printing, preparing and reproducing
this Agreement, the Supplemental Indenture, the Bonds and every instrument of modification, amendment or alteration, the cost of all recordings and filings of or in respect of the foregoing, and the cost of obtaining a private placement number from Standard and Poor's CUSIP Service Bureau for the Bonds;

(b)	the fees and disbursements of your special counsel,
of your local counsel, if any, of all counsel for the Company and of the Trustee and counsel for the Trustee;

(c)	your reasonable out-of-pocket expenses;

(d)	the cost of delivering to your home office, insured
to your satisfaction, the Bonds purchased by you on the Closing
Date;

(e)	all costs and expenses (including, without
limitation, legal fees and disbursements) relating to any amendments, waivers or consents involving the provisions hereof, of the Indenture or of the Bonds (whether or not the same have become effective), including, without limitation, any amendments, waivers or consents resulting from any work-out, renegotiation or restructuring relating to the enforcement of this Agreement, the Indenture or the Bonds;

(f)	the broker's or finder's fees of any Person
retained by the Company in connection with the sale of the Bonds, it being represented and warranted by the Company that: (i) A.G. Edwards & Sons, Inc. is the only Person authorized by the Company to act as agent on its behalf in connection with the sale of the Bonds, and (ii) such Person acted solely as agent for the Company and not as agent for you; and

(g)	all taxes in connection with the issuance and
original sale by the Company of the Bonds and in connection with any modification of the Bonds at the request of the Company, and will save you and any subsequent holder of the Bonds harmless without limitation as to time against any and all liabilities with respect to all such taxes, including any interest or penalty for nonpayment or delay in payment thereof and any income taxes paid by you in connection with any reimbursement by the Company therefor.

The obligations of the Company under this Section 4 shall survive the payment of the Bonds and the termination of this Agreement.

SECTION 5.	CERTAIN SPECIAL RIGHTS.

In the event of any conflict between any provisions set forth below and the Indenture, the provisions set forth below shall control.

Section 5.1	Direct Payment.  Notwithstanding anything to the
contrary contained in this Agreement, the Indenture or the Bonds, the Company shall pay all amounts with respect to each Bond held by each Institutional Holder of Bonds (without any presentment of such Bond and without any notation of such payment being made thereon) by crediting before 12:00 noon, New York time, by Federal funds bank wire transfer, the account of such Institutional Holder, in any bank in the United States of America as may be designated in writing by such Institutional Holder, or in such other lawful manner as may be directed or to such other address in the United States of America as may be designated in writing by such Institutional Holder. Your address on Schedule I to this Agreement shall be deemed to constitute notice, direction or designation (as appropriate) to the Company with respect to direct payments as aforesaid.

Section 5.2	Delivery Expenses.  If you surrender any Bond to
the Company or the Trustee pursuant to this Agreement or the Indenture, or if the Company issues any new Bond pursuant to this Agreement or the Indenture (other than pursuant to requests of Bond holders for exchanges), the Company will pay the cost of delivering to or from your office from or to the Company or the Trustee, insured to your satisfaction, the surrendered Bond or Bonds and any Bond or Bonds issued in substitution or replacement for the surrendered Bond or Bonds, in each case insured to your satisfaction.

Section 5.3	Indemnity for Destroyed, Lost, or Stolen Bonds.

The Company and the Trustee acknowledge that any holder of Bonds that is an Institutional Holder may satisfy its obligation to deliver security or indemnity in respect of destroyed, lost, or stolen Bonds, as set forth in Section 3.08 (Mutilated, destroyed, lost and stolen Bonds) of the Indenture, by delivering its own unsecured letter of indemnity in respect thereof.

Section 5.4	Late Payments of Interest.  The provisions of
Section 3.09 (Payment of interest on Bonds; interest rights preserved) (other than the first and last paragraphs thereof) of the Indenture shall not apply to the Bonds. Interest on any Bond, other than that paid in accordance with first sentence of such Section 3.09, shall be paid to the Person in whose name that Bond (or one or more Predecessor Bonds (as defined in the Indenture)) is registered at the close of business on the day before such payment.

Section 5.5	No Presentation of Bonds.  Notwithstanding any
provisions of the Indenture to the contrary, no holder of Bonds shall be required to present or surrender such Bonds to the Company, the Trustee or any other Person prior to, or as a condition of, receiving any payment in respect thereof. You agree that you will deliver to the Company all Bonds registered in your name, at the time of final payment in full of all amounts due in respect thereof, within a reasonable period after such final payment.

SECTION 6.	INFORMATION TO BE FURNISHED TO BONDHOLDERS.

Section 6.1	Financial and Other Statements.  The Company
shall deliver to you, if at the time you or your nominee holds any Bonds (or if you are obligated to purchase any Bonds), and to each other Institutional Holder of the then outstanding Bonds (and, in the case of the financial statements delivered pursuant to Section 6.1(b) hereof, to the Securities Valuation Office, National Association of Insurance Commissioners, 195 Broadway, New York, New York 10007, provided that failure to do so shall not constitute a Default or an Event of Default):

(a)	Company Quarterly Statements - as soon as
practicable after the end of each quarterly fiscal period in each fiscal year of the Company, and in any event within 45 days thereafter, duplicate copies of:

	(i)	a balance sheet of the Company as at the end of
such quarter, and

	(ii)	a statement of income of the Company for such
quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, and a statement of cash flows of the Company for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail and certified as complete and correct, subject to changes resulting from year-end adjustments, by a principal financial officer of the Company; if the Company at any time has any Subsidiaries, all of the foregoing financial statements shall be prepared on a consolidated basis;

(b)	Company Annual Statements - as soon as practicable
after the end of each fiscal year of the Company, and in any event within 90 days thereafter, duplicate copies of:

	(i)	a balance sheet of the Company as at the end of
such year, and

	(ii)	statements of income, changes in shareholders'
equity and cash flows of the Company for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, certified and accompanied by a report thereon of Arthur Andersen LLP or other independent public accountants of recognized national standing selected by the Company, or other independent public accountants acceptable to the holders of a majority in principal amount of the Bonds then outstanding, which report shall state that such financial statements fairly present the financial condition of the companies being reported upon and have been prepared in accordance with generally accepted accounting principles consistently applied (except for changes in application in which such accountants concur) and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and accordingly included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances; if the Company at any time has any Subsidiaries, all of the foregoing financial statements shall be prepared on a consolidated basis.

(c) Parent Quarterly Statements - as soon as practicable after the end of each quarterly fiscal period in each fiscal year of the Parent, and in any event within 45 days thereafter, duplicate copies of:

	(i)	a consolidated balance sheet of the Parent and
its Subsidiaries as at the end of such quarter, and

	(ii)	a consolidated statement of income of the Parent
and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, and a consolidated statement of cash flows of the Parent and its Subsidiaries for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail and certified as complete and correct, subject to changes resulting from year-end adjustments, by a principal financial officer of the Parent;

(d)	Parent Annual Statements - as soon as practicable
after the end of each fiscal year of the Parent, and in any event within 90 days thereafter, duplicate copies of:

	(i)	a consolidated balance sheet of the Parent and
its Subsidiaries, as at the end of such year, and

	(ii)	consolidated statements of income, changes in
shareholders' equity and cash flows of the Parent and its Subsidiaries, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, certified and accompanied by a report thereon of Arthur Andersen LLP, or other independent public accountants of recognized national standing selected by the Parent, or other independent public accountants acceptable to the holders of a majority in principal amount of the Bonds then outstanding, which report shall state that such financial statements fairly present the financial condition of the companies being reported upon and have been prepared in accordance with generally accepted accounting principles consistently applied (except for changes in application in which such accountants concur) and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and accordingly included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

(e)	Audit Reports - promptly upon receipt thereof, a
copy of each other report submitted to the Company or any Subsidiary of the Company by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Subsidiary of the Company;

(f)	SEC and Other Reports - promptly upon their
becoming available one (1) copy of each financial statement, report, notice or proxy statement sent by the Parent, the Company or any Subsidiary of the Company to stockholders generally or holders or trustees of its publicly-traded debt securities, and of each regular or periodic report and any registration statement or prospectus filed by the Parent, the Company or any Subsidiary of the Company with the National Association of Securities Dealers, any securities exchange or the SEC;

(g)	ERISA - promptly after becoming aware of the
occurrence of any (i) reportable event (as such term is defined in Section 4043 of ERISA), other than reportable events with respect to which the 30-day notice period has been waived by applicable regulation, or (ii) prohibited transaction (as such term is defined in Section 406 or Section 4975 of the Code) in connection with any Pension Plan or any trust created thereunder, a written notice specifying the nature thereof, what action the Company is taking or proposes to take with respect thereto, and, when known, any action taken by the IRS, the Department of Labor or the PBGC with respect thereto;

(h)	ERISA Waivers - prompt written notice of and a
description of any request pursuant to Section 303 of ERISA or
Section 412 of the Code for, or notice of the granting pursuant to said Section 303 or Section 412 of, a waiver in respect of all or part of the minimum funding standard set forth in ERISA or the Code, as the case may be, of any Pension Plan, and, in connection with the granting of any such waiver, the amount of any waived funding deficiency (as such term is defined in said Section 303 or said Section 412) and the terms of such waiver;

(i)	Other ERISA Notices - prompt written notice of and,
where applicable, a description of (i) any notice from the PBGC in respect of the commencement of any proceedings pursuant to
Section 4042 of ERISA to terminate any Pension Plan or for the appointment of a trustee to administer any Pension Plan, (ii) any distress termination notice delivered to the PBGC under Section 4041 of ERISA in respect of any Pension Plan, and any determination of the PBGC in respect thereof, (iii) the placement of any Multiemployer Pension Plan in reorganization status under Title IV of ERISA, (iv) any Multiemployer Pension Plan becoming insolvent (as such term is defined in Section 4245 of ERISA under Title IV of ERISA), (v) the whole or partial withdrawal of the Company or any ERISA Affiliate from any Multiemployer Pension Plan and the withdrawal liability incurred in connection therewith, and (vi) the withdrawal of the Company or any ERISA Affiliate from any Pension Plan with respect to which it is a substantial employer under, and as defined in, ERISA and the withdrawal liability under ERISA incurred in connection therewith;

(j)	Notice of Default or Event of Default - immediately
upon a Designated Officer becoming aware of the existence of any condition or event that constitutes a Default or an Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(k)	Notice of Claimed Default - immediately upon
becoming aware of the existence of a Default in respect of any Bond, or any default in respect of any evidence of indebtedness or other Security of the Company or any Subsidiary of the Company in an outstanding principal amount of at least $1,000,000, a written notice specifying any notice given or action taken by any holder thereof and the nature of the claimed Default or default and what action the Company is taking or proposes to take with respect thereto;

(l)	Notice of Environmental Matters - (i) The Company
shall provide written notice to any holder of the Bonds within thirty (30) days of the Company obtaining knowledge of:

(1)	any proceeding, litigation, judgment or order by a
governmental authority involving any Disclosed MGP Site or other MGP Site for which the Company is or is alleged to be responsible; or,

(2)	any of the following, that, individually or in the
aggregate, could reasonably be expected to have a material adverse effect on the business, prospects, Properties (taken as a whole) or condition (financial or otherwise) of the
Company:

(A)	the violation of any Environmental Law;

(B)	any claim, demand, investigation, proceeding,
cost recovery action, litigation, judgment, order or lien arising pursuant to any Environmental Law or from the release or disposal of any Hazardous Substance; or,

(C)	any other environmental, health or safety
condition or occurrence.

(3)	The Company shall deliver to any holder of the
Bonds any such documents or records regarding the above matters that may be reasonably requested by any such holder and that may be obtained without need to initiate legal proceedings, except if such documents or records were generated by the Company for litigation and are protected from discovery or are otherwise protected from discovery or if such documents or records are covered by a written confidentiality agreement entered into by the Company for the purpose of maintaining the confidentiality of information provided to the Company by any Person other than an Affiliate.

(m)	Requested Information - with reasonable promptness,
such other data and information as from time to time may be reasonably requested, including, without limitation, such financial or other information as may reasonably be requested to permit the holders of the Bonds to comply with the requirements of Rule 144A promulgated under the Securities Act in connection with a resale of the Bonds, provided that the transferee agrees to be bound by the confidentiality provisions contained in
Section 6.3 (Inspection) of this Agreement.

You may supply copies of any financial statements or reports furnished pursuant to this Section 6.1 to any regulatory authority having jurisdiction over you. The Company agrees to supply a reasonable number of additional copies of any of the materials referred to in this Section 6.1 upon written request.

Section 6.2	Officers' Certificates.  Each set of financial
statements delivered to you or any other holder of the Bonds pursuant to Section 6.1(b) (Financial and Other Statements (Company Annual Statements)) hereof shall be accompanied by a certificate of the President or a Vice-President and the Treasurer or an Assistant Treasurer of the Company setting forth that the signers have reviewed the relevant terms of this Agreement and the Indenture and have made, or caused to be made under their supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the accounting period covered by the income statements being delivered therewith to the date of the certificate and that such review has not disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken or proposes to take with respect thereto.

Section 6.3	Inspection.  The Company shall permit any of
your representatives, while you or your nominee holds any Bond, or the representatives of any other Institutional Holder of the Bonds, at your or such holder's expense (unless a Default or an Event of Default has occurred and is continuing, in which case at the Company's expense), to visit and inspect any of the Properties of the Company or any Subsidiary of the Company, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees and, if you reasonably believe that a Default or an Event of Default exists, with independent public accountants (and by this provision the Company authorizes said accountants to discuss the finances and affairs of the Company and its Subsidiaries) provided that prior notice of the request by you for such discussions is given to the Company (unless a Default has occurred, in which case no prior notice shall be required) all at such reasonable times and as often as may be reasonably requested.

All information that is furnished to or obtained by any holder of Bonds pursuant to Section 6.1 (Financial and Other Statements) hereof, Section 6.2 (Officers' Certificates) hereof, or this Section 6.3 shall be received and held in confidence unless or until the same has been publicly disclosed (other than by or on behalf of any Bond holder); provided, however, that any holder of Bonds shall not in any way be inhibited in the use of such information in order to determine and enforce compliance with the terms and conditions of this Agreement or the Indenture or take any lawful action that it deems necessary to protect its interests herein and in the Bonds or the Indenture, and provided, further, that any holder of Bonds may furnish any such information in compliance with any court order or the requirements of any regulatory body, agency, authority or commission to whose jurisdiction such holder may be subject, to its independent accountants, attorneys or to any Person to whom such holder owes any duty of disclosure, to the National Association of Insurance Commissioners, rating agencies and to any Institutional Holder to whom such holder is considering selling any Bonds. It is understood that no Bond holder shall be liable to the Company or to any other Person in damages for failure to comply with the undertaking contained in this paragraph except in any case involving gross negligence or willful misconduct by such holder.

SECTION 7.	COVENANTS.

In the event of any conflict between any provisions set forth below and the Indenture, the provisions set forth below shall control.

Section 7.1	Purchase of the Bonds.  The Company shall not,
nor shall it permit any of its Subsidiaries or Affiliates to, directly or indirectly, acquire or make any offer to acquire any Bonds unless the Company or any such Subsidiary or Affiliate has offered to acquire Bonds, pro rata, from all holders of Bonds, upon the same terms.

Section 7.2	Bondholder Expenses on Acceleration.  So long as
any Bond is outstanding, upon the rescission and annulment of a declaration of acceleration and its consequences, as provided for in Section 9.02 (Acceleration of Maturity; Rescission and Annulment) of the Indenture, the Company shall pay the reasonable expenses, disbursements and advances of each holder of Bonds (including, without limitation, the reasonable fees and disbursements of its counsel).

Section 7.3	Transmission of Funds.  The Trustee shall
transmit to each holder of Bonds, by wire transfer of immediately available funds as provided in Schedule I hereto, or in such other manner as may be directed or to such other address in the United States of America as may be designated in writing by such holder, all funds received by it (whether by means of foreclosure on the Trust Estate or otherwise) that are payable in respect of the Bonds. (Nothing in this Section 7.3 shall be deemed to affect the Company's obligation to make payments in the manner provided in Section 5.1 (Direct Payment) of this Agreement.) Such wire transmissions shall be made on the same day as the Trustee receives collected funds if such receipt occurs prior to 12:00 noon Hartford, Connecticut time on such day and, in all other cases, on the next succeeding Business Day.

Section 7.4	Compensation and Reimbursement.  The Company
agrees to indemnify any holder of Bonds that has made a payment to the Trustee as the result of any security or indemnity given to the Trustee by such holder pursuant to Section 10.03(E) (Certain rights of Trustee) of the Indenture in circumstances where the Company would otherwise have been obligated under the terms of the Indenture or this Agreement to reimburse the Trustee or any holder of the Bonds for, or indemnify the Trustee or any holder of the Bonds against, the costs, expenses and/or liabilities for which such payment was made.

Section 7.5	Defaults and Acceleration.  (a)  Pursuant to the
Indenture, for purposes of determining whether a Default or Event of Default exists with respect to the Bonds, but only with respect to the Bonds, the following shall also constitute Events of Default under the Indenture:

	(i)	default in the performance, or breach, of any
covenant or warranty in this Agreement (other than (1)
Section 6.1(l) (Financial and Other Statements (Notice of Environmental Matters)) hereof or (2) a covenant or warranty a default in the performance or breach of which is specifically dealt with elsewhere in this Agreement), and continuance of such default or breach for a period of 30 days after notice has been given in accordance with the procedures described in Section 9.01C (Events of Default) of the Indenture; or

	(ii)	default in any representation or warranty made
by the Company herein, or made by the Company in any statement or certificate furnished by the Company in connection with the consummation of the issuance and delivery of the Bonds is untrue in any material respect as of the date of the issuance or making thereof; or

	(iii)	the Company or any of its Subsidiaries defaults
in any payment, beyond any period of grace provided with respect thereto, of principal of, or premium or interest on, any obligation for borrowed money having an outstanding principal amount of $10,000,000 or more; or

	(iv)	a final, non-appealable judgment in an amount in
excess of $10,000,000 above available insurance coverage (so long as the insurer shall have agreed, in writing at the time such judgment becomes final, that it is responsible for payment of such judgment up to the limit of available coverage) is rendered against the Company or any of its Subsidiaries and, within 60 days after entry thereof, such judgment is not discharged.

(b)	In addition to the sums stated to be payable
pursuant to Section 9.06 (Covenant to pay Trustee amounts due on Bonds and right of Trustee to judgment) of the Indenture upon the occurrence of the defaults referred to therein, upon the occurrence of an acceleration pursuant to Section 9.02 (Acceleration of Maturity; Rescission and Annulment) of the Indenture, the Company shall pay the Make-Whole Amount, calculated as of the time of such payment, to each holder of Bonds in respect of the Bonds held by such holder.

Make-Whole Amount shall mean in connection with any redemption or prepayment or acceleration of the Bonds, the excess, if any, of (a) the aggregate present value as of the date of such redemption or prepayment of each dollar of principal being redeemed or prepaid and the amount of interest (exclusive of interest accrued to the date of redemption or prepayment) that would have been payable in respect of such dollar if such redemption or prepayment or acceleration had not been made, determined by discounting such amounts at the Reinvestment Rate from the respective dates on which they would have been payable, over (b) 100% of the principal amount of the outstanding Bonds being redeemed, prepaid or paid. If the Reinvestment Rate is equal to or higher than 6.20%, the Make-Whole Amount shall be zero. For purposes of any determination of Make-Whole Amount:

Reinvestment Rate shall mean (1) the sum of .50% plus the yield reported on page "USD" of the Bloomberg/Treasury Money Market Monitor Screen (or, if not available, any other nationally recognized trading screen reporting on-line intraday trading in United
States government Securities) at 12:00 noon (New York
time) on such date for United States government
Securities having a maturity rounded to the nearest month) corresponding to the remaining Weighted Average
Life to Maturity of the principal being redeemed, prepaid or paid or (2) in the event that no such nationally recognized trading screen reporting on-line intraday trading in United States government Securities is available, Reinvestment Rate shall mean .50 plus the arithmetic mean of the yields under the respective headings This Week and Last Week published in the Statistical Release under the caption Treasury
Constant Maturities for the maturity (rounded to the nearest month) corresponding to the Weighted Average
Life to Maturity of the principal being redeemed, prepaid or paid. If no maturity exactly corresponds to such Weighted Average Life to Maturity, yields for the two published maturities most closely corresponding to such Weighted Average Life to Maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent

Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.
Statistical Release shall mean the then most recently published statistical release designated
H.15(519) or any successor publication that is published weekly by the Federal Reserve System and that establishes yields on actively traded U.S. government
Securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination hereunder, then such other reasonably comparable index that is designated by the holders of 66-2/3% in aggregate principal amount of the outstanding Bonds.

Weighted Average Life to Maturity of the principal amount of the Bonds being redeemed, prepaid or paid shall mean, as of the time of any determination thereof, the number of years obtained by dividing the then Remaining Dollar-Years of such principal by the aggregate amount of such principal. The term
Remaining Dollar-Years of such principal shall mean the amount obtained by (1) multiplying the amount of principal that would have become due at the stated maturity of the Bonds if such redemption, prepayment or payment had not been made by the number of years
(calculated to the nearest one-twelfth) that will elapse between the date of determination and such stated maturity date of the Bonds.

SECTION 8.	INTERPRETATION OF AGREEMENT.

Section 8.1	Definitions.  Except as the context shall
otherwise require, the following terms shall have the following meanings for all purposes of this Agreement (the definitions to be applicable to both the singular and the plural forms of the terms defined, where either such form is used in this Agreement):

The term Accredited Investor shall have the meaning ascribed to such term in Section 2(15) or Rule 501(a) under the Securities Act.

The term Affiliate with respect to any Person shall mean a Person (a) that, directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, (b) that, directly or indirectly, beneficially owns or holds of record 10% or more of the shares of any class of capital stock of or interest in such Person, (c) 10% or more of the shares of any class of capital stock of or interests in which is, directly or indirectly, beneficially owned or held of record by such Person, or (d) who is an officer or director of (or an individual performing similar management or supervisory functions for) such Person. The term control (including the related terms controlled by and under common control with) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of capital stock, by contract or otherwise.

The term Bonds shall have the meaning assigned thereto in Section 1.1 (Issue of Bonds and Security) hereof.

The term Business Day shall mean a day other than a Saturday, Sunday or legal holiday or the equivalent for banking institutions generally (other than a moratorium) in Hartford, Connecticut or New York, New York.

The term Closing Date shall have the meaning assigned thereto in Section 1.2 (Sale of Bonds) hereof.

The term Code shall mean the Internal Revenue Code of 1986, as amended.

The term Company shall mean Yankee Gas Services Company, a specially chartered Connecticut corporation, and its successors and assigns.

The term Default shall mean any event or condition, the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

The term Designated Officer shall mean any officer of the Company who may sign an Officers' Certificate under the Indenture.

The term Disclosed MGP Site shall have the meaning set forth in Section 2.20 (MGP Sites) hereof.

The term DPUC shall mean the Department of Public
Utility Control of the State of Connecticut.

The term Environmental Law shall mean any federal, state or local, statute, law, regulation, ordinance, order, consent decree, judgment, permit, license, code, common law or other legal requirement now or, for purposes of Section 6.1(l) (Financial and Other Statements (Notice of Environmental Matters)), hereafter enacted pertaining to protection of the environment, health or safety of persons, natural resources, conservation, wildlife, waste management, any Hazardous Substance, and pollution (including, without limitation, regulation of releases and disposals to air, land, water and groundwater), and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Action of 1986, 42 U.S.C. 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. 1251 et seq., Clean Air Act of 1966, as amended, 42 U.S.C. 7401 et seq., Toxic Substances Control Act of 1976, 15 U.S.C. 2601 et seq., Occupational
Safety and Health Act of 1970, as amended, 29 U.S.C. 651 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. 11001 et seq., National Environmental Policy Act of 1975, 42 U.S.C. 4321 et. seq., Safe Drinking Water Act of 1974, as amended, 42 U.S.C. 300(f) et seq., and any similar or implementing state law, and all amendments, rules, regulations and publications promulgated thereunder.

The term ERISA shall mean the Employee Retirement Income
Security Act of 1974, as amended.

The term ERISA Affiliate shall mean any corporation or trade or business that (i) is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company or (ii) is under common control (within the meaning of Section 414(c) of the Code) with the Company.

The term Event of Default shall mean one of the events of default enumerated in Section 7.5(a) hereof or Article Nine
(Remedies) of the Indenture.

The term Exchange Act shall mean the Securities Exchange
Act of 1934.

The term FERC shall mean the Federal Energy Regulatory
Commission.

The term Hazardous Substance shall mean any hazardous or toxic chemical, waste, byproduct, pollutant, contaminant, product, material or substance, including without limitation, asbestos, polychlorinated biphenyls, petroleum (including crude oil or any fraction thereof) and any substance defined as a hazardous substance or waste pursuant to an Environmental Law.

The term hereof, herein, hereunder and other words of similar import shall be construed to refer to this Agreement as a whole and not to any particular Section or other subdivision.

The term heretofore shall be construed to refer to the time prior to the date of original execution and delivery by the Company of this Agreement.

The term holder (with respect to any Bond) shall mean the Person in whose name a bond is registered in the register of Bonds maintained pursuant to the Indenture.

The term Indebtedness with respect to any Person shall mean all items (other than capital stock and surplus) that, in accordance with generally accepted accounting principles, would be shown on the liability side of a balance sheet of such Person as of the date on which indebtedness is to be determined. The term Indebtedness shall also include, whether or not so reflected, (a) debt, obligations and liabilities secured by any Lien existing on Property owned by such Person if such Property is subject to such Lien, whether or not the debt, obligations or liabilities secured thereby have been assumed; (b) debt that has been removed in substance from the balance sheet of the Company as a result of the in-substance defeasance thereof; (c) obligations of such Person under any lease that is required under generally accepted accounting principles prevailing on the date of determination to be shown on the liability side of a balance sheet of such Person or that, whether or not required to be so shown, contains terms that require the payment of lease rentals whether or not the Property leased thereunder shall exist or can be used for the purpose for which it has been leased, or provides for a termination payment calculated to be sufficient to retire any debt, obligations or liabilities secured by a Lien on such lease or on the Property leased thereunder; (d) all obligations of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person and (e) all obligations of such Person to purchase any materials, supplies or other Property, or to obtain the services of any other Person, if the relevant contract or other related document requires that payment for such materials, supplies or other Property, or for such services, shall be made regardless of whether or not delivery of such materials, supplies or other Property is ever made or tendered or such services are ever performed or tendered.

The term Indenture shall have the meaning assigned thereto in Section 1.1 (Issue of Bonds and Security) hereof.

The term IRS shall mean the Internal Revenue Service and any successor agency.

The term Institutional Holder shall mean (a) you and any of your Affiliates or nominees, and (b) any insurance company, bank, savings and loan association, trust company, investment company, charitable foundation, employee benefit plan (as defined in ERISA) or other institutional investor or financial institution that is the record or beneficial owner of not less than $1,000,000 in aggregate principal amount of the Bonds outstanding, provided that this limitation shall not be applicable in the event that the aggregate principal amount of the outstanding Bonds is less than $1,000,000.

The term Lien shall mean any interest in Property securing an obligation owed to, or a claim by, any Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including the Lien or security interest arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt, or from a lease, consignment or bailment for security purposes. The term Lien shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For purposes of this Agreement, a Person shall be deemed to be the owner of any Property that it has acquired or holds subject to a conditional sale agreement or other arrangement (including a leasing arrangement) pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

The term MGP Site shall mean any real property upon which a manufactured gas plant or facility manufacturing gas from coal or petroleum is or was located.

The term Multiemployer Pension Plan shall mean any multiemployer pension plan (as defined in Section 3(37) of ERISA) in respect of which the Company or any ERISA Affiliate is an employer (as such term is defined in Section 3 of ERISA).

The term Multiple Employer Pension Plan shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA other than a Multiemployer Pension Plan, subject to Title IV of ERISA, to which the Company or any ERISA Affiliate and an employer (as such term is defined in Section 3 of ERISA) other than an ERISA Affiliate or the Company contribute.

The term Officers' Certificate shall mean a certificate executed on behalf of the Company by the Chairman of the Board, the President, any Vice President, the Treasurer, the Controller or the chief financial officer of the Company.

The term Original Indenture shall have the meaning assigned thereto in Section 1.1 (Issue of Bonds and Security) hereof.

The term Parent shall mean Yankee Energy System, Inc., a
Connecticut corporation, and its successors and assigns.

The term "PBGC" shall mean the Pension Benefit Guaranty
Corporation and any successor corporation or governmental agency.

The term Pension Plan shall mean any employee pension benefit plan (as such term is defined in Section 3 of ERISA) maintained by the Company or any ERISA Affiliate for employees of the Company or such ERISA Affiliate, excluding any Multiemployer Pension Plan, but including, without limitation, any Multiple Employer Pension Plan.

The term Permitted Encumbrances shall have the meaning assigned thereto in Section 1.01 (Definitions) of the Indenture.

The term Person shall mean an individual, corporation, partnership, trust, estate, unincorporated organization or government or an agency or political subdivision thereof.

The term Prime Rate shall mean the prime rate of interest as publicly announced from time to time by The Bank of New York, New York, New York.

The term Private Placement Memorandum shall have the meaning assigned thereto in Section 1.4 (Restrictions on Transfer; Legend) hereof.

The term Property shall mean any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

The term Purchasers shall mean and include each of the purchasers of the Bonds named in Schedule I to this Agreement.

The term Qualified Institutional Buyer shall have the meaning assigned thereto in Rule 144A under the Securities Act.

The term SEC shall mean the Securities and Exchange
Commission.

The term Security shall have the same meaning as in
Section 2(1) of the Securities Act of 1933.

The term Securities Act shall mean the Securities Act of 1933.

The term Subsidiary shall mean any corporation of which more than 50% of the Voting Stock is at the time directly or indirectly owned by the Company or the Parent, as the case may be.

The term Supplemental Indenture shall have the meaning assigned thereto in Section 1.1 (Issue of Bonds and Security) hereof.

The term this Agreement shall mean this Bond Purchase
Agreement (including the annexed Schedules and Exhibits), as it may from time to time be amended, supplemented or modified, in accordance with its terms.

The term Trustee shall mean The Bank of New York and its successors and assigns.

The term Voting Stock shall mean the stock of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or persons performing similar functions).

Section 8.2	Directly or Indirectly.  Any provision in this
Agreement referring to action that any Person is prohibited from taking shall be applicable whether such action is taken directly or indirectly by such Person.

Section 8.3	Accounting Terms.  All accounting terms used
herein that are not otherwise expressly defined herein or in the Indenture shall have the meanings respectively given to them in accordance with generally accepted accounting principles applicable to a company in the same business as the Company, including applicable accounting rules imposed by an regulatory agency with jurisdiction over the Company.

Section 8.4	Governing Law.  This Agreement shall be governed
by and construed in accordance with the laws of the State of Connecticut.

Section 8.5	Headings.  The headings of the Sections and
other subdivisions of this Agreement have been inserted for convenience only and shall not be deemed to constitute a part hereof.

SECTION 9.	MISCELLANEOUS.

Section 9.1	Notices.  (a)	Unless otherwise expressly
specified by the terms hereof, all notices and other communications under this Agreement shall be in writing and shall be mailed by first class mail, postage prepaid, or by prepaid overnight courier (i) if to you, to you at your address shown in
Schedule I to this Agreement, marked for attention as there indicated, or at such other address as you may have furnished to the Company in writing, (ii) if to any other holder of a Bond, to it at the address listed in the books for the registration and registration of transfer of Bonds, or at such other address as such holder may have furnished to the Company in writing and
(iii) if to the Company, to it at its address shown at the head of this Agreement, or at such other address as it may have furnished in writing to you and all other holders of the Bonds at the time outstanding.

(b)	Any written communication so addressed and mailed
by registered or certified mail (in each case, with return receipt requested) or prepaid overnight courier shall be deemed to have been given when so mailed. All other written communications shall be deemed to have been given upon receipt thereof.

Section 9.2	Reproduction of Documents.  This Agreement and
all documents relating hereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the closing of your purchase of the Bonds (including specimens of the Bonds but not the Bonds themselves) and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original documents so reproduced. The Company agrees and stipulates that it will not object to the admission in evidence of such reproduction as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) on the grounds that it is a reproduction and that any enlargement, facsimile or further reproduction of such reproduction shall have the benefit of this Section 9.2.

Section 9.3	Survival; Severability.

(a) Survival. All representations, warranties, and covenants made by the Company herein or in any certificate or other instrument delivered by it or on its behalf under this Agreement on or prior to the Closing Date shall be considered to have been relied upon by you and shall survive the delivery to you of the Bonds purchased by you, regardless of any investigation made by you or on your behalf, and shall survive the final payment at maturity of the Bonds with respect to causes of action accruing after said date of final payment and maturity. All statements in any such certificate or other instrument shall constitute representations and warranties as of the Closing Date by the Company hereunder.

(b)	Severability.   If any provision of this Agreement
is invalid or unenforceable under applicable law, such provision is and shall be ineffective, to the extent to which it is contrary to applicable law, but the remaining provisions of this Agreement shall remain in effect and shall not be affected thereby.

Section 9.4	Successors and Assigns.  This Agreement shall
inure to the benefit of and shall be binding upon the successors and assignees of each of the parties (including each subsequent holder of the Bonds, unless otherwise provided herein). The provisions of this Agreement are intended to be for your benefit and for the benefit of all holders from time to time of the Bonds and shall be enforceable by you and any other such holder, whether or not an express assignment to such holder of rights under this Agreement has been made by you or your successors or assigns.

Section 9.5	Amendment and Waiver.  This Agreement may be
amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and holders of more than fifty percent (50%) in aggregate unpaid principal amount of the Bonds at the time outstanding (exclusive of Bonds then owned or held by the Company or any Subsidiary or other Affiliate thereof); provided, however, that no such amendment or waiver shall, without the written consent of the holders of all the Bonds at the time outstanding (exclusive of Bonds then owned or held by the Company or any Subsidiary or other Affiliate thereof), (a) amend this Section 9.5 or (b) amend
Section 7.5 hereof. Nothing herein shall be deemed to amend Article Thirteen (Supplemental Indentures) of the Indenture.

Section 9.6	Amendment of DPUC Authorization.  The Company
hereby covenants that, without the prior written consent of the holders of all the Bonds at the time outstanding, it will not petition or otherwise request that the DPUC revoke or amend the authorization of the DPUC referred to in Section 2.13 (Regulatory Approval Required) hereof with respect to the issuance of the Bonds in any manner that would invalidate the Bonds or alter, diminish or void the obligations of the Company under this Agreement, the Indenture or the Bonds.

Section 9.7	Duplicate Originals; Execution and Counterpart.
Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in one or more counterparts and shall be effective when at least one counterpart has been executed by each party hereto, and each set of counterpart which, collectively, show execution by each party hereto shall constitute one duplicate original.

If the foregoing is satisfactory to you, please sign the form of acceptance on the enclosed counterpart or counterparts hereof and return the same to the Company, whereupon this letter, as so accepted, shall become a binding contract between you and the Company.

Very truly yours,
YANKEE GAS SERVICES COMPANY

By     /s/ James M. Sepanski


Name:      James M. Sepanski


Title:  Vice President and
Chief Financial Officer



The foregoing Agreement is hereby
accepted:
NEW YORK LIFE INSURANCE COMPANY

By       /s/ David L. Bangs


Name:       David L. Bangs


Title:     Managing Director

If the foregoing is satisfactory to you, please sign the form of acceptance on the enclosed counterpart or counterparts hereof and return the same to the Company, whereupon this letter, as so accepted, shall become a binding contract between you and the Company.

Very truly yours,
YANKEE GAS SERVICES COMPANY

By     /s/ James M. Sepanski

Name:      James M. Sepanski

Title:  Vice President and
Chief Financial Officer


The foregoing Agreement is hereby
accepted:
TEACHERS INSURANCE AND ANNUITY ASSOCIATION


By     /s/ Diane Hom


Name:     Diane Hom


Title:     Director-Private Placements

If the foregoing is satisfactory to you, please sign the form of acceptance on the enclosed counterpart or counterparts hereof and return the same to the Company, whereupon this letter, as so accepted, shall become a binding contract between you and the Company.

Very truly yours,
YANKEE GAS SERVICES COMPANY

By     /s/ James M. Sepanski


Name:      James M. Sepanski


Title:  Vice President and
Chief Financial Officer



The foregoing Agreement is hereby
accepted:
UNITED OF OMAHA LIFE INSURANCE COMPANY

By      /s/ Edwin H. Garrison, Jr.


Name:   Edwin H. Garrison, Jr.


Title:  First Vice President

If the foregoing is satisfactory to you, please sign the form of acceptance on the enclosed counterpart or counterparts hereof and return the same to the Company, whereupon this letter, as so accepted, shall become a binding contract between you and the Company.

Very truly yours,
YANKEE GAS SERVICES COMPANY

By     /s/ James M. Sepanski


Name:      James M. Sepanski


Title:  Vice President and
Chief Financial Officer



The foregoing Agreement is hereby
accepted:
COMPANION LIFE INSURANCE COMPANY

By 	   /s/ Edwin H. Garrison, Jr.


Name:   Edwin H. Garrison, Jr.


Title:    Assistant Treasurer

If the foregoing is satisfactory to you, please sign the form of acceptance on the enclosed counterpart or counterparts hereof and return the same to the Company, whereupon this letter, as so accepted, shall become a binding contract between you and the Company.

Very truly yours,
YANKEE GAS SERVICES COMPANY

By     /s/ James M. Sepanski


Name:      James M. Sepanski


Title:  Vice President and
Chief Financial Officer




The foregoing Agreement is hereby
accepted:
MINNESOTA LIFE INSURANCE COMPANY
By:  Advantus Capital Management, Inc.


By      /s/ John L. Leiviska


Name:   John Leiviska


Title:    Vice President

If the foregoing is satisfactory to you, please sign the form of acceptance on the enclosed counterpart or counterparts hereof and return the same to the Company, whereupon this letter, as so accepted, shall become a binding contract between you and the Company.

Very truly yours,
YANKEE GAS SERVICES COMPANY

By     /s/ James M. Sepanski


Name:      James M. Sepanski


Title:  Vice President and
Chief Financial Officer


The foregoing Agreement is hereby
accepted:
COLORADO BANKERS LIFE INSURANCE COMPANY
By:  Advantus Capital Management, Inc.

By    /s/ John Leiviska


Name:  John Leiviska


Title:   Vice President

If the foregoing is satisfactory to you, please sign the form of acceptance on the enclosed counterpart or counterparts hereof and return the same to the Company, whereupon this letter, as so accepted, shall become a binding contract between you and the Company.

Very truly yours,
YANKEE GAS SERVICES COMPANY

By     /s/ James M. Sepanski


Name:      James M. Sepanski


Title:  Vice President and
Chief Financial Officer



The foregoing Agreement is hereby
accepted:
THE CATHOLIC AID ASSOCIATION
By:  Advantus Capital Management, Inc.

By     /s/ John Leiviska


Name:   John Leiviska


Title:  Vice President

If the foregoing is satisfactory to you, please sign the form of acceptance on the enclosed counterpart or counterparts hereof and return the same to the Company, whereupon this letter, as so accepted, shall become a binding contract between you and the Company.

Very truly yours,
YANKEE GAS SERVICES COMPANY

By     /s/ James M. Sepanski


Name:      James M. Sepanski


Title:  Vice President and
Chief Financial Officer




The foregoing Agreement is hereby
accepted:
NATIONAL TRAVELERS LIFE COMPANY
By:  Advantus Capital Management, Inc.

By	   /s/ Thomas G. Meyer


Name:   Thomas G. Meyer


Title:  	Vice President

If the foregoing is satisfactory to you, please sign the form of acceptance on the enclosed counterpart or counterparts hereof and return the same to the Company, whereupon this letter, as so accepted, shall become a binding contract between you and the Company.

Very truly yours,
YANKEE GAS SERVICES COMPANY

By     /s/ James M. Sepanski


Name:      James M. Sepanski


Title:  Vice President and
Chief Financial Officer



The foregoing Agreement is hereby
accepted:
GUARANTEE RESERVE LIFE INSURANCE COMPANY
By:  Advantus Capital Management, Inc.


By  	    /s/ Thomas G. Meyer


Name:    Thomas G. Meyer


Title:   Vice Presdient

If the foregoing is satisfactory to you, please sign the form of acceptance on the enclosed counterpart or counterparts hereof and return the same to the Company, whereupon this letter, as so accepted, shall become a binding contract between you and the Company.

Very truly yours,
YANKEE GAS SERVICES COMPANY

By     /s/ James M. Sepanski


Name:      James M. Sepanski


Title:  Vice President and
Chief Financial Officer



The foregoing Agreement is hereby
accepted:
PIONEER MUTUAL LIFE INSURANCE COMPANY
By:  Advantus Capital Management, Inc.


By      /s/ Thomas G. Meyer


Name:    Thomas G. Meyer


Title:    Vice President

If the foregoing is satisfactory to you, please sign the form of acceptance on the enclosed counterpart or counterparts hereof and return the same to the Company, whereupon this letter, as so accepted, shall become a binding contract between you and the Company.

Very truly yours,
YANKEE GAS SERVICES COMPANY

By     /s/ James M. Sepanski


Name:      James M. Sepanski


Title:  Vice President and
Chief Financial Officer




The foregoing Agreement is hereby
accepted:
MUTUAL TRUST LIFE INSURANCE COMPANY
By:  Advantus Capital Management, Inc.

By        /s/ Thomas G. Meyer


Name:     Thomas G. Meyer


Title:    Vice President

                     YANKEE GAS SERVICES COMPANY


               $50,000,000 in Aggregate Principal Amount

                                 of

            First Mortgage Bonds, 6.20% Series F, Due 2009



                      BOND PURCHASE AGREEMENT








                   Dated as of January 1, 1999

                           SCHEDULE I

Name and Address of Purchaser and Amount of Commitment
Register securities in the name of: New York Life Insurance
Company
Instructions for Delivery of All Notices and Correspondence
New York Life Insurance Company
51 Madison Avenue
New York, NY 10010-1603
Attn: Investment Department
	Private Finance Group
	Room 206
	Fax: 212-447-4160
with a copy of any notices regarding defaults or Events of Defaults under the operative documents to:
Attn: Office of General Counsel
	Investment Section, Room 1104
	Fax: 212-576-8340
All Payment Notices to the Above Address and to:

Attn:  Treasury Department
	Securities Income Section
	Room 209|
	Fax: 212-447-4160
Instructions for Wire Transfer Payments
Chase Manhattan Bank
New York, New York 10019
ABA No. 021-000-021
For the account of New York Life Insurance Company
General Account No. 008-9-00687
Taxpayer ID Number: 13-5582869
Amount of Commitment of New York Life Insurance Company:
$10,000,000

                        SCHEDULE I

Name and Address of Purchaser and Amount of Commitment Register securities in the name of: Minnesota Life Insurance Company
Instructions for Delivery of All Notices and Correspondence Minnesota Life Insurance Company
400 Robert Street North
St. Paul, MN 55101
Attn: Advantus Capital Management, Inc.
Fax: 651-223-5959
Instructions for Wire Transfer Payments
U.S. Bank Trust National Association
Minneapolis, Minnesota
ABA #091000022
BNF Minnesota Life Insurance Company
Account #1801-10-00600-4
(with sufficient information to identify the source and
application of such funds)
Taxpayer ID Number: 41-0417830
Amount of Commitment of Minnesota Life Insurance Company:
$6,000,000

                         SCHEDULE I

Name and Address of Purchaser and Amount of Commitment
Register securities in the name of: Salkeld & Co.
Notes to be forwarded to the following address
Bankers Trust Company
16 Wall Street, 4th Floor
Securities Administration
Window 62
New York, NY 10015
Attn: George Flores
Instructions for Delivery of All Notices and Correspondence Colorado Bankers Life Insurance Company
c/o Advantus Capital Management, Inc.
400 Robert Street North
St. Paul, MN 55101
Attn: Client Administrator
Instructions for Wire Transfer Payments
Bankers Trust Company
New York, NY
ABA #021-001-033
For credit to: Account Number: 99-911145
For further credit to: Colorado Bankers Life Insurance Company Account Number: 098125
Please reference sufficient information to identify the source and application of such funds
Taxpayer ID Number: 84-0674027
Amount of Commitment of Colorado Bankers Life Insurance Company:
$1,000,000

                         SCHEDULE I

Name and Address of Purchaser and Amount of Commitment
Register securities in the name of: Var & Co.
Notes to be forwarded to the following address
U.S. Bank Trust National Association
180 East Fifth Street
St. Paul, MN 55101
Attn: Marilyn Goldberg (SPFT 0901)
Instructions for Delivery of All Notices and Correspondence
The Catholic Aid Association
c/o Advantus Capital Management, Inc.
400 Robert Street North
St. Paul, MN 55101
Attn: Client Administrator
Instructions for Wire Transfer Payments
U.S. Bank, N.A.
Minneapolis, MN
ABA #091-000-022
For credit to: U.S. Bank Trust, N.A.
Account Number: 180121167365, TSU: 47300050
For further credit to: 	Catholic Aid Association (The)
	Account Number: 12614950
	Attn: Juleah Foss (651) 244-5958
Please reference sufficient information to identify source and application of such funds.
Taxpayer ID Number: 41-0182070
Amount of Commitment of The Catholic Aid Association: $1,000,000

                            SCHEDULE I

Name and Address of Purchaser and Amount of Commitment
Register securities in the name of: Var & Co.
Notes to be forwarded to the following address
U.S. Bank Trust National Association
180 East Fifth Street
St. Paul, MN 55101
Attn: Connie Kemp (SPFT 0901)
Instructions for Delivery of All Notices and Correspondence
National Travelers Life Company
c/o Advantus Capital Management, Inc.
400 Robert Street North
St. Paul, MN 55101
Attn: Client Administrator
Instructions for Wire Transfer Payments
U.S. Bank, N.A.
Minneapolis, MN
ABA #091-000-022
For credit to: U.S. Bank Trust, N.A.
Account Number: 180121167365, TSU: 47300050
For further credit to:	National Travelers Life Company
	Account Number: 12609110
	Attn: Juleah Foss (651) 244-5958
Please reference sufficient information to identify source and application of such funds.
Taxpayer ID Number: 42-0432940
Amount of Commitment of National Travelers Life Company:
$1,000,000

                           SCHEDULE I

Name and Address of Purchaser and Amount of Commitment
Register securities in the name of: Gant & Co.
Notes to be forwarded to the following address
Mercantile National Bank of Indiana
Ref: Guarantee Reserve Life Insurance Company
5243 Hohman Avenue
Hammond, IN 46320
Instructions for Delivery of All Notices and Correspondence
Guarantee Reserve Life Insurance Company
c/o Advantus Capital Management, Inc.
400 Robert Street North
St. Paul, MN 55101
Attn: Client Administrator
Instructions for Wire Transfer Payments
Mercantile National Bank of Indiana
Hammond, IN
ABA #071-912-813
For credit to: 	Guarantee Reserve Life Insurance Company
	Attn: Trust Department, Geneva DeVine
	Account Number: 287000
Please reference sufficient information to identify source and application of such funds.
Taxpayer ID Number: 35-0815760
Amount of Commitment of Guarantee Reserve Life Insurance Company:
$1,000,000

                          SCHEDULE I

Name and Address of Purchaser and Amount of Commitment
Register securities in the name of: Polly & Co.
Notes to be forwarded to the following address with reference to
"FREE DELIVERY"
The Bank of New York
One Wall Street - 3d Floor - Window A
New York, NY 10005
Account: NCT & Co. Fargo, #270576
Attn: Christine Burke
Tel: 212-635-4549
Instructions for Delivery of All Notices and Correspondence Pioneer Mutual Life Insurance Company
c/o Advantus Capital Management, Inc.
400 Robert Street North
St. Paul, MN 55101
Attn: Client Administrator
Instructions for Wire Transfer Payments
The Bank of New York
ABA #021-000-018
For credit to:	Pioneer Mutual Life Insurance Company/NCT & Co.
Fargo
	Account Number: 270576
Please reference sufficient information to identify source and application of such funds.
Taxpayer ID Number: 45-0220640
Amount of Commitment of Pioneer Mutual Life Insurance Company:
$1,000,000

                           SCHEDULE I

Name and Address of Purchaser and Amount of Commitment Register securities in the name of: ELL & Co.
Notes to be forwarded to the following address
Northern Trust Company of New York
40 Broad Street, 8th Floor
New York, NY 10004
Attn:	Settlements for Account #26-00621,
	Mutual Trust Life Ins. Company
Instructions for Delivery of All Notices and Correspondence Mutual Trust Life Insurance Company
c/o Advantus Capital Management, Inc.
400 Robert Street North
St. Paul, MN 55101
Attn: Client Administrator
Instructions for Wire Transfer Payments
The Northern Chgo/Trust
ABA #071-000-152
For credit to: Account Number: 5186041000
For further credit to:	Mutual Trust Life Insurance Company
	Account Number: 26-00621
	Attn: Income Collections
Please reference sufficient information to identify source and application of such funds.
Taxpayer ID Number: 36-1516780
Amount of Commitment of Mutual Trust Life Insurance Company:
$1,000,000

                            SCHEDULE I

Name and Address of Purchaser and Amount of Commitment
Register securities in the name of: United of Omaha Life
Insurance Company
Address for delivery of Bonds
The Chase Manhattan Bank
North America Insurance - 6th Floor
Attn: Ann Marie Mazza
3 Chase Metrotech Center
Brooklyn, NY 11245
Instructions for Delivery of All Notices and Correspondence in respect of payment of Principal and Interest, Corporate Actions, and Reorganization Notifications
The Chase Manhattan Bank
4 New York Plaza - 13th Floor
New York, NY 10004
Attn: Income Processing - J. Pipperato
a/c: G07097
Address for all other communications (i.e., Quarterly/Annual reports, Tax filings, Modifications, Waivers regarding the indenture)
4 - Investment Loan Administration
United of Omaha Life Insurance Company
Mutual of Omaha Plaza
Omaha, NE 68175-1011
Instructions for Wire Transfer Payments
Chase Manhattan Bank
ABA #021000021
Private Income Processing
For credit to:
United of Omaha Life Insurance Company
Account # 900-9000200
a/c: G07097
CUSIP/PPN:
Interest Amount:
Principal Amount: $6,000,000
Taxpayer ID Number: 47-0322111
Amount of Commitment of United of Omaha Life Insurance Company:
$6,000,000

                          SCHEDULE I

Name and Address of Purchaser and Amount of Commitment
Register securities in the name of: Companion Life Insurance
Company
Address for delivery of Bonds
The Chase Manhattan Bank
North America Insurance - 6th Floor
Attn: Ann Marie Mazza
3 Chase Metrotech Center
Brooklyn, NY 11245
Instructions for Delivery of All Notices and Correspondence in respect of payment of Principal and Interest, Corporate Actions, and Reorganization Notifications
The Chase Manhattan Bank
4 New York Plaza - 13th Floor
New York, NY 10004
Attn: Income Processing - J. Pipperato
a/c: G07903
Address for all other communications (i.e., Quarterly/Annual reports, Tax filings, Modifications, Waivers regarding the indenture)
4 - Investment Loan Administration
United of Omaha Life Insurance Company
Mutual of Omaha Plaza
Omaha, NE 68175-1011
Instructions for Wire Transfer Payments
Chase Manhattan Bank
ABA #021000021
Private Income Processing
For credit to:
Companion Life Insurance Company
Account # 900-9000200
a/c: G07903
CUSIP/PPN:
Interest Amount:
Principal Amount: $2,000,000
Taxpayer ID Number: 13-1595128
Amount of Commitment of Companion Life Insurance Company:
$2,000,000

                       SCHEDULE I

Name and Address of Purchaser and Amount of Commitment
Register securities in the name of: Teachers Insurance and Annuity Association of America
Instructions for Delivery of All Notices and Correspondence
Teachers Insurance and Annuity Association of America
730 Third Avenue
New York, New York 10017

Attention: Securities Division, Re: Yankee Gas Services Company
Facsimile Number: 212-916-6667
Confirmation Number: 212-916-4311

All notices and communications to be addressed as above except with respect to payments, which shall be addressed to:

Attention: Securities Accounting Division
Telephone number: 212-916-6004
Facsimile number: 212-916-6955

Instructions for Wire Transfer Payments
All payments on or in respect of the Bonds to be by bank wire transfer of Federal or other immediately available funds identifying each payment as "Yankee Gas Services Company First Mortgage Bonds, 6.20% Series F, Due 2009, PPN# 98478* AK 3, principal or interest" to:
The Chase Manhattan Bank
ABA Number: 021-000-021
New York, New York
Account Number: 900-0-000200
For further credit to TIAA Account No. G07040

Taxpayer ID Number: 13-1624203
Amount of Commitment of Teachers Insurance and Annuity
Association: $20,000,000

                       SCHEDULE V

Wire Transfer Instructions for
Yankee Gas Services Company

Yankee Gas Services Company
599 Research Parkway
P.O. Box 1030
Meriden, CT 06450
Contact:	Lori Conant
	Cash Management Administrator
Telephone:	(203) 6389-4358
Fax:		(203) 639-4011
WIRE INSTRUCTIONS:
Yankee Gas Services Company
Fleet National Bank of Connecticut
777 Main Street
Hartford, CT 06115
ABA #011900571
Account #6608-5840
ACH INSTRUCTIONS:
Yankee Gas Services Company
Fleet National Bank of Connecticut
777 Main Street
Hartford, CT 06115
ABA #011900445
Account #6608-5840

                      TABLE OF CONTENTS
Page
SECTION 1.	ISSUANCE OF BONDS.
Section 1.1	Issue of Bonds and Security	     1
Section 1.2	Sale of Bonds	                    2
Section 1.3	Purchase for Investment	          2
Section 1.4	Restrictions on Transfer; Legend	3
Section 1.5	Source of Funds; ERISA	          4
Section 1.6	Ratification of Representations	4
SECTION 2.	REPRESENTATIONS AND WARRANTIES.
Section 2.1	Subsidiaries	                    5
Section 2.2	Corporate Organization and
               Authority	                         5
Section 2.3	Business, Property and Indebtedness	5
Section 2.4	Financial Statements; Material
               Adverse Change Clause	          5
Section 2.5	Full Disclosure	                    6
Section 2.6	Pending Litigation	               6
Section 2.7	Title to Properties; Power of
               Eminent Domain                 	6
Section 2.8	Leases	                         7
Section 2.9	Patents, Trademarks, Licenses, Etc	7
Section 2.10	Sale is Legal and Authorized;
               Bonds are Enforceable	          7
Section 2.11	No Defaults	                    8
Section 2.12	Regulation; Status under Holding
               Company Act; Investment Company
               Act; and Foreign or Enemy Status	8
Section 2.13	Regulatory Approval Required	     8
Section 2.14	Consents	                         9
Section 2.15	Taxes	                         9
Section 2.16	Use of Proceeds; No Margin
               Regulation Violation            	9
Section 2.17	Private Offering	               9
Section 2.18	Compliance with Law.	              10
Section 2.19	ERISA.	                        10
Section 2.20	MGP Sites.	                        11
Section 2.21	Application of Other Laws.	    11
Section 2.22	Compliance with Environmental
               Laws.                             11
SECTION 3.	CONDITIONS OF OBLIGATION TO PURCHASE BONDS.
Section 3.1	Opinion of Your Special Counsel.  12
Section 3.2	Opinions of Counsel for the
               Company.	                        12
Section 3.3	Opinion of Counsel for the
               Trustee.	                        12
Section 3.4	Letter of Acknowledgment.	         12
Section 3.5	Documents Required by Indenture;
               Basis for Authentication.	         12
Section 3.6	Recordings.	12
Section 3.7	Representations and Warranties
               True.	                             13
Section 3.8	Performance of the Company's
               Obligations.	                   13
Section 3.9	No Pending Proceedings.	         13
Section 3.10	No Default.	                   13
Section 3.11	Legality.	                        13
Section 3.12	Private Placement Number.	         13
Section 3.13	Proceedings, Instruments, Etc.	    13
SECTION 4.	EXPENSES.
SECTION 5.	CERTAIN SPECIAL RIGHTS.
Section 5.1	Direct Payment.                   15
Section 5.2	Delivery Expenses.	              15
Section 5.3	Indemnity for Destroyed, Lost,
               or Stolen Bonds.   	              15
Section 5.4	Late Payments of Interest.	    15
Section 5.5	No Presentation of Bonds.	         16
SECTION 6.	INFORMATION TO BE FURNISHED TO BONDHOLDERS.
Section 6.1	Financial and Other Statements.   16
Section 6.2	Officers' Certificates.	         20
Section 6.3	Inspection.	                   20
SECTION 7.	COVENANTS.
Section 7.1	Purchase of the Bonds.	         21
Section 7.2	Bondholder Expenses on
               Acceleration.	                   21
Section 7.3	Transmission of Funds.	         21
Section 7.4	Compensation and Reimbursement.   21
Section 7.5	Defaults and Acceleration.	    22
SECTION 8.	INTERPRETATION OF AGREEMENT.
Section 8.1	Definitions.	                   24
Section 8.2	Directly or Indirectly.	         29
Section 8.3	Accounting Terms.	              29
Section 8.4	Governing Law.	                   29
Section 8.5	Headings.	                        29
SECTION 9.	MISCELLANEOUS.
Section 9.1	Notices.	                        29
Section 9.2	Reproduction of Documents.	    29
Section 9.3	Survival; Severability.	         30
Section 9.4	Successors and Assigns.	         30
Section 9.5	Amendment and Waiver.	         30
Section 9.6	Amendment of DPUC Authorization.  30
Section 9.7	Duplicate Originals; Execution
               and Counterpart.                  31

ATTACHMENTS TO BOND PURCHASE AGREEMENT:

Schedule I	     -	Name and Address of Purchaser and Amount
of
                    Commitment
Schedule II    -    Indebtedness
Schedule III	-	Location of Disclosed MGP Sites
Schedule IV-A	-	Opinion of Your Special Counsel
Schedule IV-B	-	Opinion of Counsel for the Company
Schedule IV-C	-	Opinion of General Counsel of the Company
Schedule IV-D	-	Opinion of Counsel for the Trustee
Schedule V	     -	Wire Transfer Instructions
Exhibit A	     -	Form of Supplemental Indenture